UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934
Date of Report: April 15, 2014
VIRCO MFG. CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-8777 (Commission File Number)	95-1613718 (IRS Employer Identification No.)

2027 Harpers Way Torrance, California (Address of principal executive offices)		90501 (Zip Code)
Registrant’s telephone number, including area code: (310) 533-0474
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.
On April 15, 2014, Virco Mfg. Corporation (the “Company”) and Virco Inc., a wholly owned subsidiary of the Company (“Virco”, and, together with the Company, the “Borrowers”), entered into a seventh amendment (the “Seventh Amendment”) to the Revolving Credit and Security Agreement, dated as of December 22, 2011 (as amended to date, the “Credit Agreement”), between the Borrowers and PNC Bank, National Association, as lender and administrative agent. The Seventh Amendment, which waives the violation of the minimum EBITDA covenant and the minimum fixed charge coverage ratio covenant for the period ending on January 31, 2014, further amends the Credit Agreement by, among other things, extending the maturity date of the Credit Agreement for three years until December 22, 2017, reducing the maximum availability under the Credit Agreement by $10,000,000 to $50,000,000, setting forth the minimum tangible net worth financial covenant in amounts ranging from $30,579,000 to $19,771,000 for each fiscal quarter in fiscal year 2014, setting forth the minimum EBITDA financial covenant for certain months in fiscal year 2014 in amounts ranging from ($4,938,000) to $9,915,000 and setting forth the minimum fixed charge coverage ratio for fiscal year 2014 until the maturity date of the Credit Agreement at no less than 1.00 to 1.00.
The description of the Seventh Amendment set forth above is qualified in its entirety by the Seventh Amendment, a copy of which is filed as an exhibit to this report and is incorporated by reference herein.
Item 9.01.    Financial Statements and Exhibits.
(d)    Exhibits
Exhibit 10.1    Seventh Amendment to Revolving Credit and Security Agreement, dated as of April 15, 2014, by and among Virco Mfg. Corporation and Virco, Inc., as borrowers, and PNC Bank, National Association, as the lender and administrative agent.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRCO MFG. CORPORATION (Registrant)
Date: April 16, 2014	/s/ Robert A. Virtue
(Signature)
	Name:	Robert A. Virtue
	Title:	Chief Executive Officer and Chairman of the Board of Directors

EXHIBIT INDEX

Exhibit
No.	Description

10.1
Seventh Amendment to Revolving Credit and Security Agreement, dated as of April 15, 2014, by and among Virco Mfg. Corporation and Virco, Inc., as borrowers, and PNC Bank, National Association, as the lender and administrative agent.